Exhibit 1- Amended Articles

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            ICBS INTERNATIONAL CORP.

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:     Amendment(s) adopted:     (indicate article number(s) being
                                      amended, added or deleted)

                                   ARTICLE IV
                                     SHARES

The following subsection 4.3 of Article IV is being deleted:

"4.3        RESTRICTION ON NEWLY ISSUED SHARES

The newly issued capital stock of this corporation issued as of October 28, 2004 shall have no voting rights until the conditions as set forth in the acquisition dated September 24, 2004 which calls for a minimum of $500,000 in cumulative profit, from January 1, 2005 to December 31, 2005 or shall obtain a minimum of $1,000,000 addition finance on or before December 31, 2005 for up to 12,000,000 additional common shares, in the event said conditions are not met by December 31, 2005, these newly shares are cancelled."

SECOND:  If  an  amendment  provides  for  an  exchange,   reclassification   or
cancellation of issued shares, provisions for implementing the amendment not contained in the amendment itself are as follows:

            N/A

THIRD: The date of each amendment's adoption: February12, 2004, to be effective February 14, 2005

FOURTH:  Adoption Amendment(s) (CHECK ONE)

[X] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

[ ] The amendment(s) was/were approved by the shareholders through voting groups.

Signed this 14th day of February, 2005

/s/ Jerry Gruenbaum
-----------------------
Jerry Gruenbaum
Chief Executive Officer